Exhibit 2.1.1
Execution Version
McJUNKIN CONTRIBUTION AGREEMENT
     CONTRIBUTION AGREEMENT, dated as of December 4, 2006 (the “Agreement”), among McJunkin Corporation, a West Virginia corporation (the “Company”), McJ Holding LLC, a Delaware limited liability company (“Holdco”), the shareholders of the Company named in Exhibit A hereto and any other shareholders of the Company who becomes a party to this Agreement by executing and delivering a Letter of Transmittal (defined below) to the Company prior to the Effective Time (as defined in the Merger Agreement) (collectively, the “Contributing Shareholders”).
RECITALS
     WHEREAS, simultaneously with the execution and delivery of this Agreement, each Contributing Shareholder is executing and delivering a limited liability company operating agreement (the “Holdco LLC Agreement”) and a registration rights agreement (the “Registration Rights Agreement”) relating to membership interests in Holdco to be received pursuant to this Agreement;
     WHEREAS, simultaneously with the execution and delivery of this Agreement, the Company is executing and delivering an agreement and plan of merger (the “Merger Agreement”) with McJ Holding Corporation, a Delaware corporation and wholly owned subsidiary of Holdco (“Parent”) and Hg Acquisition Corp., a West Virginia corporation and wholly owned subsidiary of Parent (“Merger Sub”), pursuant to which Merger Sub will merge with and into the Company (the “Merger”) and the Company will become a wholly owned subsidiary of Parent;
     WHEREAS, each of the Contributing Shareholders owns the number of shares (rounded for purposes of the Merger Agreement to the nearest one ten-thousandth (1/10,000) of a share) of common stock, par value $700.00 per share of the Company (“Company Shares”) set forth opposite his, her or its name in Column D of Schedule I to the Merger Agreement and desires to contribute to Holdco the number of Company Shares set forth opposite his, her or its name in Column D of Schedule I to the Merger Agreement (“Contribution Shares” and all Contribution Shares owned by the Contributing Shareholders, collectively “the Contribution Shares”);
     WHEREAS, the parties hereto desire that the Contribution Shares be contributed immediately prior to the consummation of the Merger by or on behalf of the Contributing Shareholders on the terms and conditions provided in this Agreement; and
     WHEREAS, the contribution of the Contribution Shares by or on behalf of the Contributing Shareholders to Holdco in exchange for the Per Share Consideration (as defined below) is part of a larger transaction that is intended to be governed by Sections 707 and 721 of the Internal Revenue Code of 1986, as amended (the “Code”);
     NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein and in the Merger Agreement, the parties hereto agree as follows:

ARTICLE I
Contribution
     1.1. Contribution. At the Closing provided for in Section 1.3, Holdco shall receive from each of the Contributing Shareholders, and each of the Contributing Shareholders shall contribute or cause to be contributed to Holdco, all Contribution Shares owned by such Contributing Shareholder for the Per Share Consideration (as defined below).
     1.2. Consideration. The consideration per Contribution Share (the “Per Share Consideration”) shall be as set forth in Section 4.1(a)(ii) of the Merger Agreement.
     1.3. Closing. Subject to the satisfaction or waiver of the conditions set forth in Article IV, the closing of the transactions contemplated hereunder (the “Closing”) shall take place at the offices of Sullivan & Cromwell LLP, 125 Broad Street, New York, New York (or such other place as the parties may agree) immediately prior to the consummation of the Merger. The actual time and date of the Closing is referred to herein as the “Closing Date”.
     1.4. Delivery by the Company. The parties hereto agree that contribution to Holdco by the Company of Contribution Shares on behalf of any Contributing Shareholder pursuant to, and accompanied by, a letter of transmittal duly executed and delivered by such Contributing Shareholder prior to the Effective Time (as defined in the Merger Agreement), substantially in the form set out in Annex A (the “Letter of Transmittal”) shall satisfy such Contributing Shareholder’s obligation to deliver Contribution Shares under this Agreement.
ARTICLE II
Representations and Warranties
     2.1. Representations and Warranties of the Contributing Shareholders. Each Contributing Shareholder hereby represents and warrants to Holdco that:
     (a) Such Contributing Shareholder has all requisite power and authority and has taken all action necessary in order to execute, deliver and perform his obligations under this Agreement, the Holdco LLC Agreement and the Registration Rights Agreement. Each of this Agreement, the Holdco LLC Agreement and the Registration Rights Agreement has been duly executed and delivered by such Contributing Shareholder and constitutes a valid and binding agreement of such Contributing Shareholder enforceable against him in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles. Such Contributing Shareholder is an “accredited investor” as such term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act of 1933 and, in connection with the execution of this Agreement, agrees to deliver such certificates to that effect as Holdco may request.

     (b) Such Contributing Shareholder is the sole record owner of, and has good and marketable title to, the number of Contribution shares (rounded for purposes of the Merger Agreement to the nearest one ten-thousandth (1/10,000) of a share) set forth opposite his name in Column D of Schedule I to the Merger Agreement, free and clear of any lien, charge, pledge, security interest, claim or other encumbrance (collectively, “Liens”). Except as set forth on said Schedule I to the Merger Agreement, such Contributing Shareholder does not own any shares of capital stock or other securities of the Company or any securities or obligations convertible, or exchangeable or exercisable for, or giving him a right to subscribe for or acquire, any securities of the Company. Upon consummation of the contribution of Contribution Shares by such Contributing Shareholders as provided in this Agreement, Holdco will acquire good and marketable title to such Contribution Shares free and clear of all Liens.
     (c) The execution, delivery and performance of this Agreement by such Contributing Shareholder does not and will not (i) require him, her or it to obtain any consents, registrations, approvals, permits or authorizations from any domestic or foreign governmental or regulatory authority, agency, commission body, court or other legislative, executive or judiciary government entity (except as would not have a material adverse effect on his, her or its ability to perform his, hers or its obligations under this Agreement) or (ii) constitute or result in a breach or violation of, or a default under, or result in the creation of a lien or encumbrance on any of his, hers or its properties pursuant to any bond, debenture, note or other evidence of indebtedness of him, her or it or any indenture or other material agreement to which he, she or it is a party or by which he, she or it is bound or to which any of his, her or its material property may be subject (except as would not have a material adverse effect on his, her or its ability to perform his, her or its obligations under this Agreement).
     (d) Such Contributing Shareholder has not granted and is not a party to any proxy, voting trust or other agreement which conflicts with any provision of this Agreement, and such Contributing Shareholder shall not grant any proxy or become party to any voting trust or other agreement which conflicts with any provision of this Agreement.
     2.2. Representations and Warranties of Holdco. Holdco hereby represents and warrants to each of the Contributing Shareholders that as to itself:
     (a) It has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement. This Agreement has been duly executed and delivered by it and constitutes its valid and binding agreement enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.
     (b) Immediately following the Closing, all of such issued and outstanding Holdco Units will be duly authorized and validly issued, fully paid and nonassessable.

     (c) Except as set forth in Section 5.2(c) of the Merger Agreement, the execution, delivery and performance of this Agreement by Holdco does not and will not (i) require it to obtain any consents, registrations, approvals, permits or authorizations from or to deliver any notice or make any report or other filing with any domestic or foreign governmental or regulatory authority, agency, commission body, court or other legislative, executive or judiciary government entity (except such as may have previously been obtained or is permitted to be, and will be, filed or made promptly following the date hereof) or (ii) constitute or result in a breach or violation of, or a default under, or result in the creation of a lien or encumbrance on any of its properties pursuant to any bond, debenture, note or other evidence of indebtedness of it or any indenture or other material agreement to which it is a party or by which it is bound or to which any of its material property may be subject (except as would not adversely affect its ability to perform its obligations under this Agreement).
ARTICLE III
Deliveries at the Closing
     3.1. Deliveries by Holdco at the Closing. At the Closing, Holdco shall:
     (a) amend Schedule A to the Holdco LLC Agreement to reflect the Holdco Units acquired by the Contributing Shareholders pursuant to this Agreement; and
     (b) deliver to each Contributing Shareholder a copy of the Holdco LLC Agreement duly executed by all GSCP Members (as defined therein).
     3.2. Deliveries by the Contributing Shareholders at the Closing. At the Closing, each Contributing Shareholder (or pursuant to Section 1.4 above, the Company) shall deliver the following to Holdco:
     (a) certificates representing the number of Contribution Shares set forth opposite his, her or its name in Column D of Schedule I to the Merger Agreement, to Holdco, duly endorsed in blank or otherwise in proper form for transfer to Holdco.
ARTICLE IV
Conditions to Closing
     4.1. Conditions to Obligations of Holdco. The obligations of Holdco to consummate the transactions contemplated hereunder and to take the other actions at Closing required by this Agreement are subject to the satisfaction or waiver by such party of the following conditions as of the Closing Date:
     The representations and warranties of each Contributing Shareholder set forth in this Agreement shall have been true and correct in all material respects when made and shall be true and correct in all material respects as of, and as if made on, the Closing Date.
     4.2. Conditions to Obligations of the Contributing Shareholders. The obligations of each Contributing Shareholder to consummate the transactions contemplated hereunder and to take the other actions at Closing required by this Agreement are subject to the satisfaction or waiver by such Contributing Shareholder of the following conditions as of the Closing Date:
     The representations and warranties of Holdco set forth in this Agreement shall have been true and correct in all material respects when made and shall be true and correct in all material respects as of, and as if made on, the Closing Date.
     4.3. Merger not Consummated. The parties hereto agree that if the Merger is not consummated on or prior to the third business day after the Closing, then the transactions effected at the Closing shall be unwound and the provisions of this Agreement shall be restored as if the Closing had not taken place and shall thereafter remain in full force and effect until terminated pursuant to the terms hereof.
ARTICLE V
Termination
     5.1. Termination. This Agreement shall automatically terminate upon termination of the Merger Agreement pursuant to the terms thereof prior to consummation of the Merger.
ARTICLE VI
Miscellaneous
     6.1. Entire Agreement; Binding Effect; Assignment; No Third Party Beneficiaries. This Agreement, the Holdco LLC Agreement, the Registration Rights Agreement and the Shareholder Support Agreement (as defined in the Merger Agreement) constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties both written and oral, among the parties, with respect to the subject matter hereof and thereof. This Agreement shall be binding upon, inure to the benefit of and be enforceable only by the parties hereto and their respective successors and permitted assigns. No party may assign its rights or obligations under this Agreement to any other person or entity without the prior written consent of the other parties and any purported assignment without such consent is void. Nothing in this Agreement, express or implied, is intended to, or shall, give to any person other than the parties hereto, their successors and permitted assigns any benefit or any legal or equitable right, remedy or claim under this Agreement.

     6.2. Modification or Amendment; Waiver. This Agreement may only be amended, modified, supplemented or waived with the written approval of each party hereto. No failure or delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof or of any other or future exercise of any such right, power or privilege.
     6.3. Counterparts. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.
     6.4. Governing Law and Venue; Waiver of Jury Trial; Specific Performance.
     (a) THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES THEREOF. The parties hereby irrevocably submit to the personal jurisdiction of the courts of the State of Delaware located in the County of New Castle and the Federal courts of the United States of America located in the County of New Castle solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a Delaware State or Federal court located in the County of New Castle. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and, to the extent permitted by law, over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 6.5 or in such other manner as may be permitted by law shall be valid and sufficient service thereof.
     (b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY

UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 6.4.
     (c) The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in Delaware State or Federal court in the County of New Castle, this being in addition to any other remedy to which such party is entitled at law or in equity.
     6.5. Notices. Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, or by facsimile:
If to Holdco:
c/o GS Capital Partners V Fund, L.P.,
85 Broad Street, 10th Floor,
New York, New York 10004.
Attention: Henry Cornell
Fax: (212) 357-5505
and:
Fried, Frank, Harris, Shriver & Jacobson LLP,
One New York Plaza,
New York, New York 10004.
Attention: Robert C. Schwenkel, Esq.
Fax: (212) 859-4000
If to the Contributing Shareholders:
McJunkin Corporation,
835 Hillcrest Drive,
Charleston, WV 25311.
Attention: Michael H. Wehrle
with a copy to H.B. Wehrle III
Fax: (304) 348-1557
with a copy to
Sullivan & Cromwell LLP,
125 Broad Street, New York, NY 10004.
Attention: Benjamin F. Stapleton III
Fax: (212) 558-3588

or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above. Any notice, request, instruction or other document given as provided above shall be deemed given to the receiving party upon actual receipt, if delivered personally; three business days after deposit in the mail, if sent by registered or certified mail; upon confirmation of successful transmission if sent by facsimile (provided that if given by facsimile such notice, request, instruction or other document shall be followed up within one business day by dispatch pursuant to one of the other methods described herein); or on the next business day after deposit with an overnight courier, if sent by an overnight courier.
     6.6. Interpretation; Construction.
     (a) The headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”
     (b) The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.
     6.7. Tax Matters. The parties hereto shall not take any position on any tax return inconsistent with the treatment of the contribution of the Contribution Shares to Holdco in exchange for Holdco Units when considered together with the Merger as a transaction governed by Sections 707 and 721 of the Code, unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code. Notwithstanding any other provision of this Agreement, the obligations imposed by this Section 6.7 will survive indefinitely.
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     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first mentioned above.

MCJUNKIN CORPORATION			CONTRIBUTING SHAREHOLDERS

By:	/s/ H.B. Wehrle III		/s/ E. Gaines Wehrle

	Name:	H.B. Wehrle III	E. Gaines Wehrle
	Title:	President and Chief
Executive Officer

/s/ Michael H. Wehrle

McJ HOLDING LLC			Michael H. Wehrle

By:	/s/ Christine Vollertsen		/s/ Katherine Schilling Wehrle

	Name:	Christine Vollertsen	Katherine Schilling Wehrle
	Title:	Vice President

/s/ H. B. Wehrle III

H. B. Wehrle III

/s/ Helen Lynne Wehrle-Zande

Helen Lynne Wehrle-Zande

/s/ Stephen D. Wehrle

Stephen D. Wehrle

/s/ Elizabeth M. Wehrle

Elizabeth M. Wehrle

/s/ H. B. Wehrle, Jr.

H. B. Wehrle, Jr.

/s/ Elizabeth H. and H.B. Wehrle

Elizabeth H. and H.B. Wehrle
Foundation
[McJunkin Contribution Agreement Signature Page]

/s/ Michael H. Wehrle — TRUSTEE

Michael H. Wehrle, Trustee for
Philip Noyes Wehrle

/s/ Martha G. Wehrle

Martha G. Wehrle

/s/ Elizabeth M. Wehrle

Elizabeth M. Wehrle, Trustee for
Colin Andrew Miller

/s/ Henry B. Wehrle, Jr. TRUSTEE

Henry B. Wehrle, Jr., Trustee for
Zelda Donhowe

/s/ Elizabeth M. Wehrle

Elizabeth M. Wehrle, Trustee for
Elizabeth Lynne Miller

/s/ Stephen D. Wehrle

Stephen D. Wehrle, Trustee for
Lyndsay E. Wehrle

/s/ Stephen D. Wehrle

Stephen D. Wehrle, Trustee for
Michael T.S. Wehrle

/s/ Helen Lynne Wehrle-Zande

Helen Lynne Wehrle-Zande, Trustee
for Anthony Louis Zande, II

/s/ Helen Lynne Wehrle-Zande

Helen Lynne Wehrle-Zande, Trustee
for Stephen Alexander Zande
[McJunkin Contribution Agreement Signature Page]

/s/ Peter L. Kend

Peter L. Kend, as Trustee of the
Samuel Russell Kend Fund

/s/ Peter L. Kend

Peter L. Kend, as Trustee of the
Sydney Elizabeth Kend Fund
[McJunkin Contribution Agreement Signature Page]